Exhibit 10(w)

AMENDMENT NO. 3 TO EXECUTIVE AGREEMENT

This Amendment No. 3 to Executive Agreement made as of November 17, 2016 by and between Sono-Tek Corporation, a New York corporation with its principal office at 2012 Route 9W, Building 3, Milton, NY 12547 (the “Company”), and R. Stephen Harshbarger, with an address at 13 Banks Hill, Pawling NY 12564, (“Executive”), who are parties to that certain Executive Agreement dated as of March 5, 2008 (the “Effective Date”) and amended as of March 8, 2012 and August 24, 2015 (the “Executive Agreement”).

WHEREAS, the Company and Executive desire to amend the Executive Agreement to define the term “Person” and to clarify that the acquisition of more than 50% of the issued and outstanding stock of the Company by Persons acting alone or in concert with others will constitute a “Change of Control” under the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1.       Amendment. Sections 3 (b) and (c) of the Executive Agreement are hereby amended and restated in their entirety to read as follows:

“(b) For the purpose of this Executive Agreement, a "Change of Control" of the Company shall mean any of the following:

(i)	The sale to a "Non-Affiliate" (as defined below) of all or substantially all of the assets of the Company;
(ii)	The merger of the Company with or into a Non-Affiliate where immediately following such transaction 50% or more of the outstanding voting stock of the remaining entity is not owned by Persons (as defined below) who were shareholders of the Company immediately prior to such transaction;
(iii)	The acquisition by any Person, acting alone, or Persons, acting as a group or in concert, who were not on the Effective Date an Affiliate or Major Shareholder (as such terms are defined below) of 50% or more of the issued and outstanding stock of the Company; or
(iv)	The Board of Directors of the Company shall cease to be a "Qualified Board" (as defined below).

(c)       For purposes of this Executive Agreement:

(i)	Persons or entities shall be "Affiliates" if one controls the other or if they are under common control. "Control" shall mean the ownership of 50% or more of the issued and outstanding stock or other equity of any such entity.
(ii)	"Major Shareholder" shall mean any Person who directly or indirectly owned as of the Effective Date 25% of the issued and outstanding stock of the Company.
(iii)	"Qualified Board" shall mean the Board of Directors of the Company which is comprised of no fewer than five persons at least a majority of whose members are currently directors of the Company or shall have been elected or nominated to the Board by a "Qualified Board".
(iv)	"Cause" shall mean: (1) proven or admitted (A) embezzlement, or (B) material dishonest misuse of the Company funds or assets; (2) an admitted or proven act constituting a felony or misdemeanor (other than minor offenses such as traffic violations) or conviction for such act; (3) continued conduct materially adverse to the interests of the Company which does not cease within thirty (30) days of written notice from the Board of Directors of the Company; (4) repeated material failure by Executive, after written warning by the Board of Directors of the Company, to perform the duties of his or her employment (including without limitation material failure to follow or comply with the reasonable and lawful written directives of the Board of Directors of the Company); or (5) breach of any statutory or common law fiduciary duty of loyalty to the Company which is not cured within thirty (30) days of written notice from the Board of Directors of the Company.

(v)	“Person” shall mean any natural person, company, corporation, limited liability company, general partnership, limited partnership, limited liability partnership, trust, estate, proprietorship, joint venture, business organization or governmental entity.”

2.       Agreement. The parties hereto acknowledge and agree that, other than as set forth in this Amendment, the Agreement remains unchanged and in full force and effect.

3.       Entire Agreement. This Amendment No. 3, taken together with the Executive Agreement (to the extent not expressly amended hereby) represent the entire agreement of the parties, supersede any and all previous contracts, arrangements or understandings between the parties with respect to the subject matter hereof, and may be amended at any time only by mutual written agreement of the parties hereto.

4.      Counterparts. This Amendment No. 3 may be executed in counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF, this instrument is executed as of the date first above written.

SONO-TEK CORPORATION

By: Christopher L. Coccio

CEO

R. Stephen Harshbarger

Executive

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